Exhibit 99.1

NASDAQ Shareholders Approve Issuance of Shares for OMX Transaction, Name Change to ‘The NASDAQ OMX Group’ Subject to Completion of Its Acquisition of OMX

NEW YORK, Dec. 12, 2007 — The Nasdaq Stock Market, Inc. announced that following a special shareholders meeting held today, holders of NASDAQ voting securities have approved the issuance of 60,561,515 shares of NASDAQ Common Stock in connection with its transaction with OMX AB and Borse Dubai Limited. Additionally, shareholders approved an amendment to NASDAQ’s Restated Certificate of Incorporation to change its name to “The NASDAQ OMX Group, Inc.” upon completion of its acquisition of OMX.

“Today’s vote is another important milestone as we move toward the completion of a transaction that will be transformational for NASDAQ,” said Bob Greifeld, President and Chief Executive Officer of NASDAQ.

Pursuant to the Transactions, Borse Dubai will conduct an offer for all of the outstanding shares of OMX, and once complete, will sell the OMX Shares acquired in the Borse Dubai Offer or otherwise owned by Borse Dubai to NASDAQ in exchange for (i) up to SEK 12,582,952,392 in cash and (ii) 60,561,515 shares of Nasdaq Common Stock. As required by NASDAQ’s certificate of incorporation, Borse Dubai’s voting rights in respect of the Nasdaq Common Stock it holds will be limited to a maximum of 5% of our fully diluted outstanding share capital.

NASDAQ is the largest U.S. equities exchange. With approximately 3,100 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks as well as a leading liquidity pool for trading NYSE-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

IMPORTANT NOTICES

Notice from Borse Dubai

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law or regulation and therefore persons in such jurisdictions into which this announcement is released, published or distributed must inform themselves about and observe such restrictions.

The Borse Dubai Offer has not been and is not being made and this press release may not be distributed, directly or indirectly, in or into, nor will any tender of shares be accepted from or on behalf of holders in, any jurisdiction in which the making of the Borse Dubai offer, the distribution of this press release or the acceptance of any tender of shares would contravene applicable laws or regulations or require further offer documents, filings or other actions in addition to those required under Swedish law, except under applicable exemption.

The Borse Dubai Offer is not being made, directly or indirectly, by use of mail or any other means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex, telephone and the internet) in or into Canada and the Borse Dubai offer will not be capable of acceptance by any such use, means, instrumentality or facility of, or from within Canada unless an exemption from the applicable securities laws and regulations of any relevant provinces of Canada is available. Any persons receiving this press release should observe these restrictions and should not mail or otherwise distribute, forward or transmit it in, into or from Canada.

In accordance with normal Swedish market practice, Borse Dubai and its affiliates and subsidiaries and any adviser, broker or other person acting as the agent of or on behalf of Borse Dubai reserve the right to make certain purchases of, or arrangements (whether involving option agreements or otherwise) to purchase, directly or indirectly, OMX ordinary shares or any securities that are immediately convertible into, exchangeable for, or exercisable for, OMX ordinary shares, other than pursuant to the Offer. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any such future purchases will be made in compliance with applicable laws, rules and regulations. Any information about such purchases will be disclosed to the extent required by law, or any applicable rules or regulations.

Notice to OMX shareholders

While NASDAQ’s offer is being made to all holders of OMX shares, this document does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of OMX or an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of Nasdaq in any jurisdiction in which the making of the offer or the acceptance of any tender of shares therein would not be made in compliance with the laws of such jurisdiction. In particular, NASDAQ’s offer is not being made, directly or indirectly, in or into Australia, Canada, Japan or South Africa. While NASDAQ reserves the right to make the offer in or into the United Kingdom or any other jurisdiction pursuant to applicable exceptions or following appropriate filings and prospectus or equivalent document publication by NASDAQ in such jurisdictions, pending such filings or publications and in the absence of any such exception NASDAQ’s offer is not made in any such jurisdiction.

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